Exhibit 10.1

Termination, Commercial Evaluation License, and Option
Agreement

between

University of Maryland, Baltimore

and

Silo Pharma, Inc.

University Docket No.:
KM-2016-101

CONFIDENTIAL

Termination, Commercial Evaluation License, and Option Agreement

This Termination, Commercial Evaluation License, and Option Agreement (“Agreement”) is effective as of June 30, 2025 (“Effective Date”), and is made by and between the UNIVERSITY OF MARYLAND, BALTIMORE (“University”), a public university that is part of the University System of Maryland (which is a public corporation and an instrumentality of the State of Maryland), and SILO PHARMA, INC., a Florida corporation (“Company”).

Article 1. BACKGROUND

1.1 University and Company entered into a Master License Agreement dated as of February 12, 2021, as amended (the “MLA”) with respect to a valuable invention generally known as “Central nervous system-homing peptides in vivo and their use for the investigation and treatment of multiple sclerosis and other neuroinflammatory pathology” (the “Invention”), which was made by Kamal Moudgil, MD, PhD and Bodhraj Acharya, PhD.

1.2 The parties have agreed to terminate the MLA as of the Effective Date, and to enter into this Agreement in its place. (Any terms which are capitalized but not defined in this Agreement shall have the meaning set forth in the MLA.)

Article 2. DEFINITIONS

In this Agreement, the following terms have the meanings set forth in this Article.

2.1 “Company Background IP”: Company’s intellectual property that: (a) exists prior to the Effective Date; or (b) is made, conceived, developed, invented, or discovered after the Effective Date, but not during and directly in the course of performing activities under this Agreement.

2.2 “Confidential Information”: Information including without limitation documents, notes, drawings, models, designs, data, results, memoranda, tapes, records, hardware, software, formulae and algorithms, biological materials (including without limitation organisms, cells, viruses, cell products, DNA, cDNA, and RNA sequences), other materials of any kind, marketing data, business planning or financial information, in hard copy form or in electronic form that (a) is disclosed by Discloser to Recipient in connection with this Agreement, including without limitation information obtained by Recipient through observation or during a visit to Discloser’s facilities; or (b) results from or arises out of use of the Invention or Patent Rights.

2.3 “Derived IP”: Any invention, discovery, or Improvement (whether or not patentable), and any copyrightable work, including without limitation any design, invention, computer program, copyright right, prototype, device, trade secret, and/or know-how, that: (a) is made, conceived, developed, invented, or discovered by any employee, agent, or representative of Company during the Term and directly in the course of performing activities under this Agreement; and (b) is based upon or derived from the Inventions, Patent Rights, Licensed Material, and/or University’s Confidential Information.

CONFIDENTIAL	1

2.4 “Discloser”: As defined in Schedule A.

2.5 “Evaluation Field”: Use of the Invention and Patent Rights for non-clinical internal research purposes only at the research facilities of Company solely for the purposes of evaluating (a) the Invention and Patent Rights; (b) potential products that may be made using the Invention, and the markets for those products; and (c) whether or not to negotiate a commercial license in the Option Field for the Invention and Patent Rights.

2.6 “Federal IP Policy”: U.S. law and regulations applicable to intellectual property funded in whole or in part by the U.S. Government, including without limitation 35 U.S.C. §200 et seq., 15 U.S.C. §3710a, and 37 C.F.R. Part 401.

2.7 “Improvement”: An invention that: (a) is made after the Effective Date; (b) is directly related to the Patent Rights, but is not included within the definition of Patent Rights; (c) is or may be patentable or otherwise protected or protectable under law as intellectual property; and (d) either cannot be practiced without infringing one or more claims of the Patent Rights, or would itself be infringed by the practicing of the Patent Rights.

2.8 “Option Field”: The use of the Invention and Patent Rights in the therapeutic treatment of neuroinflammatory disease.

2.9 “Option Territory”: Worldwide.

2.10 “Patent Rights”: As defined in the MLA.

2.11 “Recipient”: As defined in Schedule A.

2.12 “Term”: The period commencing as of the Effective Date, and ending upon the expiration or termination of this Agreement.

2.13 “University Related Organizations”: USM; any constituent institution, center, or institute that is part of USM; University of Maryland Medical System Corporation (and its subsidiaries and affiliates); faculty practice organizations of University; and the Baltimore Veterans Administration Medical Center.

2.14 “USM”: University System of Maryland.

Article 3. TERMINATION OF MLA; GRANT OF
COMMERCIAL EVALUATION LICENSE; OPTION

3.1 Termination of the MLA. The MLA is hereby terminated, effective as of the Effective Date of this Agreement.

3.2 Grant of Commercial Evaluation License.

3.2.1 Subject to the terms and conditions of this Agreement, University grants to Company, and Company accepts, an exclusive, non-transferable license during the Term to use the Invention and Patent Rights, but only in the Evaluation Field. All fields of use that are not specifically included within the Evaluation Field are specifically excluded and are not licensed under this Agreement.

3.2.2 The license granted under this Agreement does not confer any rights upon Company: by implication, estoppel, or otherwise as to any technology not specifically encompassed by the Invention or Patent Rights; to use the Invention or Patent Rights outside of the Evaluation Field; or to grant, convey, assign, or transfer the Invention or Patent Rights to any person.

CONFIDENTIAL	2

3.2.3 Any use by Company of the Invention or Patent Rights outside the Evaluation Field shall be made only pursuant to the terms of a separate commercial license agreement between the parties. Company acknowledges that University does not represent or guarantee that a commercial license will be available to Company outside the Option Field.

3.2.4 University specifically reserves the following rights:

(a) To use the Invention and Patent Rights for research, scholarly use, teaching, education, patient care incidental to the foregoing, and other similar uses, including without limitation sponsored research and collaborations (“Non-Commercial Uses”);

(b) To license government agencies, universities or other educational institutions, organizations of the type described in §501(c)(3) of the Internal Revenue Code, scientific or educational organizations qualified under a state nonprofit organization statute (or foreign equivalents of the foregoing) (“Non-Commercial Organizations”) to use the Invention and Patent Rights for Non-Commercial Uses;

(c) To disseminate and publish scientific findings from research related to the Invention and Patent Rights, and to permit University personnel to do the same; and

(d) To license the Invention and Patent Rights to third parties for research and commercial purposes outside of the Option Field.

3.3  Intellectual Property.

3.3.1 Company agrees to report promptly to University any Derived IP.

3.3.2 Company agrees to assign, and does hereby assign, to University all right, title, and interest in and to any Derived IP.

3.3.3 University shall have sole right and authority to seek statutory patent or copyright protection under United States and foreign patent laws and to enjoy the benefits of ownership of the Derived IP.

3.3.4 Company agrees to sign and deliver all applications, assignments, or other instruments which University reasonably deems necessary or useful in order to apply for, obtain, and maintain patents or copyrights in the United States and all foreign countries for Derived IP and in order to convey to University the sole and exclusive right, title, and interest in and to such Derived IP, patent or copyright applications, and patents or copyrights thereon.

3.3.5 Any Derived IP will be included as part of the Option (defined below). If Company exercises the Option, that Derived IP shall be included as part of the Master License Agreement pursuant to Section 3.4. If the Company does not exercise the Option, then the Company shall have no rights with respect to the Derived IP.

3.3.6 For clarity, Company Background IP is and will remain the property of Company. University will have no right, title, or interest in Company Background IP. Any Company Background IP will be treated as Confidential Information.

3.4 Option.

3.4.1 University grants to Company an exclusive option to negotiate and obtain an exclusive, sublicenseable, royalty-bearing license to the Invention and Patent Rights, but only in the Option Field and in the Option Territory (the “Option”), provided that: (a) there are no uncured defaults or breaches by Company of this Agreement or any other agreement between Company and University at the time of exercise of the Option; and (b) Company complies with the requirements of this Section in its exercise of the Option. The Option (and the license to be granted upon exercise of the Option) is subject to University’s agreements with third parties. The U.S. Government retains certain rights in the Invention under Federal IP Policy, and this Agreement is subject to Federal IP Policy.

CONFIDENTIAL	3

3.4.2 Company may exercise the Option by doing each of the following prior to the expiration of the Term of this Agreement:

(a) Providing an express written statement to University stating its exercise of the Option; and

(b) Submitting a commercialization plan, which must be acceptable to University in its reasonable discretion; and

(c) Paying an option fee of One Thousand Dollars ($1,000.00). If the parties enter into a Master License Agreement, such option fee shall be creditable against patent expenses payable under the Master License Agreement.

3.4.3 Upon exercise of the Option and for a period not to exceed ninety (90) days or such longer period agreed by the parties (the “Negotiation Period”), University and the Company will negotiate in good faith to establish the terms of a master license agreement (the “Master License Agreement”).

3.4.4 The Master License Agreement, if any, will contain terms and conditions customary to patent and technology licenses normally granted by University, including without limitation: terms consistent with the provisions of Federal IP Policy; a reservation of rights; license fees; royalty payments; milestone payments; reimbursement of expenses; commercially reasonable due diligence obligations; the right of University to terminate the license if Company does not meet specified due diligence milestones; liability limitations; and indemnity and insurance provisions for the benefit of University and University Related Organizations.

3.5 Rights of U.S. Government.

3.5.1 As a condition of the license granted in this Agreement, Company acknowledges and agrees to comply with all aspects of Federal IP Policy applicable to the Invention and/or Patent Rights (unless duly waived or exempted). Nothing contained in this Agreement shall obligate University to take any action that would conflict in any respect with its past, current, or future obligations to the U.S. Government under Federal IP Policy.

3.5.2 The use and disclosure of Confidential Information acquired pursuant to this Agreement and the exercise of the license granted by this Agreement are subject to the export, assets, and financial control regulations of the U.S., including without limitation restrictions under regulations of the U.S. that may be applicable to direct or indirect re-exportation of Confidential Information or of equipment, products, or services directly produced by use of Confidential Information. Company is responsible for complying with these regulations.

3.5.3 The U.S. Government retains the right in certain circumstances to require University to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive license in the applicant’s field of use on terms that are reasonable under the circumstances; or, if University fails to do so, to grant a license itself. The U.S. Government also retains the nonexclusive, nontransferable, irrevocable, royalty-free, paid-up right to practice or have practiced any invention throughout the world by or on behalf of the U.S. Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the U.S. Government is a signatory.

CONFIDENTIAL	4

Article 4. CONSIDERATION

4.1 License Fee. Waived.

Article 5. REPORTING AND PUBLICATION

5.1 Company agrees to submit in confidence a final report to University within thirty (30) days of termination or expiration of this Agreement summarizing the results of Company’s use of the Invention and/or Patent Rights.

5.2 For any proposed public disclosure by Company of the results of its use of the Invention or Patent Rights under this Agreement, Company shall provide such disclosure to University for its review at least thirty (30) days in advance of any proposed submission to a third party. Company shall not publish or disclose any such results unless it receives prior written consent from the University, which shall not be unreasonably withheld.

Article 6. WARRANTY DISCLAIMERS; INDEMNIFICATION; INSURANCE

6.1 WARRANTY DISCLAIMERS.

6.1.1 THE INVENTION, PATENT RIGHTS, AND ANY CONFIDENTIAL INFORMATION PROVIDED BY UNIVERSITY ARE PROVIDED “AS IS.”

6.1.2 UNIVERSITY DISCLAIMS ALL EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE INVENTION, PATENT RIGHTS, , OR CONFIDENTIAL INFORMATION, INCLUDING WITHOUT LIMITATION: RELIABILITY, COMPLETENESS, OR ACCURACY OF UNIVERSITY’S CONFIDENTIAL INFORMATION; INFRINGEMENT OR NON-INFRINGEMENT; THE PERFORMANCE OF THE INVENTION OR PATENT RIGHTS, INCLUDING WITHOUT LIMITATION AS TO SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY; AND THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, OR USAGE OF TRADE.

6.1.3 UNIVERSITY HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE INVENTION, PATENT RIGHTS, , UNIVERSITY’S CONFIDENTIAL INFORMATION, OR THE METHODS USED IN MAKING OR USING THE INVENTION OR PATENT RIGHTS IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. UNIVERSITY SHALL NOT BE LIABLE FOR ANY DAMAGES OF ANY NATURE WHATSOEVER RESULTING FROM RECEIPT OR USE OF UNIVERSITY’S CONFIDENTIAL INFORMATION OR IN CONNECTION WITH ANY CLAIM BY COMPANY OR A THIRD PARTY AGAINST UNIVERSITY.

6.1.4 ANY ACTIONS TAKEN BY COMPANY IN RESPONSE TO THE DISCLOSURE OF UNIVERSITY’S CONFIDENTIAL INFORMATION SHALL BE SOLELY AT THE RISK OF COMPANY.

CONFIDENTIAL	5

6.2 Sovereign Immunity. No provision of this Agreement shall constitute or be construed as a limitation, abrogation, or waiver of any defense or limitation of liability available to the State of Maryland or its units (including without limitation USM and University), officials, or employees under Maryland or Federal law, including without limitation the defense of sovereign immunity or any other governmental immunity.

6.3 Indemnification. Company shall defend, indemnify, and hold harmless the State of Maryland, USM, University, University Related Organizations, and each of their respective current and future regents, directors, trustees, officers, faculty, medical and professional staff, employees, students, trainees, and agents, and their respective successors, heirs, and assigns against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees, expert witness fees, court costs and other costs and expenses of litigation at trial and appellate levels) incurred by or imposed upon any one of them in connection with any claims, suits, actions, demands or judgments that may arise from the use of the Invention and/or Patent Rights by Company, its personnel, or any other person acting on behalf of or under authorization from Company.

6.4 Insurance. Company shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance and product liability insurance, which Company warrants shall cover contractually assumed liabilities referred to in Section 6.3, and shall maintain such coverage throughout the remainder of the Term of this Agreement. Upon request, Company shall provide University with written evidence of that insurance.

Article 7. AGREEMENTS OF COMPANY

7.1 Evaluation. During the Term, Company will make good faith efforts to evaluate the potential of developing the Invention and Patent Rights into commercial products. Good faith efforts may include without limitation sponsoring, pursuing research and development funding opportunities, or performing research.

7.2 Patent Prosecution. University is solely responsible for preparing, filing, prosecuting, and maintaining the Patent Rights. Company shall cooperate with University in connection with the prosecution, filing, and maintenance of any Patent Rights.

7.3 Infringement. No party shall have any obligation to take any action with regard to an infringement of the Invention or the Patent Rights by a third party. Company agrees to notify promptly University of any actual or potential infringement of which it becomes aware during the Term.

7.4 No Use of Names; No Endorsement. Company agrees not to identify University or USM in any promotional advertising or other promotional materials or to use the name of any University or USM faculty member, employee, or student or any trademark, service mark, trade name, or symbol of University or USM, without University’s or USM’s prior written consent. Any use of University’s or USM’s name shall be limited to statements of fact and shall not imply endorsement of Company’s products or services. University shall not identify Company in any promotional advertising or other promotional materials or use the name of any Company employee, or symbol of Company, without Company’s prior written consent. Any use of Company’s name shall be limited to statements of fact and shall not imply endorsement of University’s or USM’s products or services.

CONFIDENTIAL	6

7.5 No Publicity or Press Releases. No party may issue any press releases or other public releases of information regarding this Agreement unless previously agreed to in writing by the other party.

7.6 Confidential Information. Any Confidential Information that is provided by one party to another shall be subject to the terms and conditions of Schedule A.

Article 8. TERM AND TERMINATION

8.1 Term.

8.1.1 This Agreement shall become effective on the Effective Date and shall expire March 31, 2026 (unless sooner terminated in accordance with this Article 8).

8.1.2 Notwithstanding the foregoing, if Company timely exercises the Option this Agreement will expire at the end of the Negotiation Period or upon execution of a Master License Agreement, whichever first occurs.

8.2 Termination by University.

8.2.1 Failure to Pay. In the event of a default or failure by Company to pay University any sum due and payable under this Agreement, University may terminate this Agreement and the license granted in this Agreement, if the default or failure is not cured within fifteen (15) days of receiving written notice thereof from University.

8.2.2 Other Default or Material Breach. In the event of any non-payment default or material breach of this Agreement by Company, University may terminate this Agreement and the license granted in this Agreement, if the default or breach is not cured within thirty (30) days of written notice thereof.

8.3 Termination by Company. Company may terminate this Agreement by giving University at least thirty (30) days’ prior written notice.

8.4 Effects of Termination.

8.4.1 Upon termination or expiration of this Agreement, all rights granted in this Agreement shall revert to University.

8.4.2 Upon termination or expiration of this Agreement, Company will cease the use of the Invention and Patent Rights.

8.4.3 Expiration or termination of this Agreement does not relieve either party of any obligation that arises before expiration or termination, including without limitation obligations for payment and reporting. In addition, Section 6.3 (Indemnification) and any other provision of this Agreement that contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

CONFIDENTIAL	7

Article 9. MISCELLANEOUS

9.1 This Agreement is made and construed in accordance with the laws of the State of Maryland without regard to choice of law issues. Each party consents to the jurisdiction of the Circuit Court of Baltimore City or Anne Arundel County, Maryland for any suit against the other party relating to this Agreement, and agrees to file any such suit in one of those courts.

9.2 Neither party may assign this Agreement in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld.

9.3 This Agreement may not be amended, nor may any right or remedy of either party be waived, unless the amendment or waiver is in writing and signed by a duly authorized representative of each party.

9.4 A failure or delay by a party in exercising any of its rights or remedies under this Agreement does not constitute a waiver of the rights or remedies, nor does any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

9.5 University and Company are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives, or employees of the other, nor is there any status or relationship between them other than that of independent contractors. No party has any responsibility or liability for the actions of the other party except as specifically provided in this Agreement. No party has any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

9.6 Unless otherwise provided, all costs and expenses incurred in connection with this Agreement will be paid by the party that incurs the cost or expense, and the other party has no liability for such cost or expense.

9.7 This Agreement embodies the entire understanding between Company and University. There are no contracts, understandings, conditions, warranties, or representations, oral or written, express or implied, with reference to the subject matter of this Agreement that are not merged in this Agreement. The parties specifically acknowledge that in entering into and executing this Agreement, the parties relied solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or oral, not expressly incorporated herein are superseded.

9.8 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other transmission method. Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.9 If any clause or provision of this Agreement shall be determined by any court or governmental body to be illegal, invalid, or unenforceable under present or future laws effective during the Term: (a) the remainder of this Agreement shall not be affected by such illegality, invalidity, or unenforceability; and (b) in lieu of each clause or provision that is illegal, invalid, or unenforceable, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

9.10 Company acknowledges that the Invention and Patent Rights, are valuable to University, and that a breach of this Agreement could result in irreparable harm to University. Therefore, in the event of such a breach, University may seek temporary or permanent injunctive relief, in addition to any other legal remedies available.

{Signatures on Following Page}

CONFIDENTIAL	8

SIGNATURE PAGE TO TERMINATION, COMMERCIAL EVALUATION LICENSE, AND OPTION AGREEMENT

The parties have caused this Agreement to be executed by their duly authorized representatives, to be effective as of the date of the last signature below.

University of Maryland, Baltimore

By:	(SEAL)
Philip J. Robilotto
Associate Vice President, OTT
Date:

Silo Pharma, Inc.

By:	(SEAL)
Name:
Title:
Date

CONFIDENTIAL	9

SCHEDULE A

STANDARD CONFIDENTIALITY PROVISIONS

1. General Restrictions on Use and Disclosure.

1.1 A party (in its capacity as the “Discloser”) may disclose Confidential Information to the other party (the “Recipient”). For a period of five (5) years following the Effective Date, Recipient shall hold the Confidential Information in confidence, and may disclose or use the Confidential Information only as permitted by this Agreement. Recipient shall not use the Confidential Information for any other purpose without the prior written consent of Discloser.

1.2 Recipient may give access to or disclose the Confidential Information only to its personnel who (a) have a need to know the Confidential Information for the purposes permitted by this Agreement, and (b) are required to comply with the obligations of confidentiality and restricted use contained within this Schedule A.

1.3 Any Confidential Information that would identify human research subjects or patients shall be maintained confidentially in accordance with applicable law.

2. Permitted Use and Disclosure.

2.1 The confidentiality obligations created by this Agreement shall not apply if and to the extent that: (a) the information is or becomes generally available to the public (other than through Recipient’s breach of this Agreement or any other agreement, violation of applicable law, or unauthorized act); (b) the information was already in the possession of Recipient at the time of the disclosure (other than pursuant to a confidential disclosure agreement or Recipient’s unauthorized act); (c) the information is or was developed by Recipient independent of and with no reliance upon Confidential Information; (d) the information was disclosed to Recipient by a third party that did not acquire the information under an obligation of confidentiality to Discloser; (e) the disclosure or use is reasonably necessary to fulfill or comply with requirements of governmental authorities having jurisdiction, including without limitation the U.S. Securities and Exchange Commission, National Institutes of Health, Food and Drug Administration, the U.S. Patent and Trademark Office, and foreign equivalents of the foregoing; or (f) disclosure is required by applicable law.

2.2 In the event of disclosure required by applicable law, Recipient shall (to the extent legally permissible) make a reasonable effort to give Discloser prior written notice of disclosure. Recipient, consistent with its counsel’s advice, shall take reasonable and lawful actions to obtain confidential treatment for the Confidential Information and to minimize the extent of the disclosure, or allow Discloser the opportunity to take those actions.

3. Markings and Legends. Discloser shall use reasonable efforts to mark all Confidential Information disclosed to Recipient as “Confidential.” If the Confidential Information is not in written or tangible form and marked “Confidential” when disclosed, Discloser shall use reasonable efforts to summarize the information in writing, mark the summary “Confidential,” and provide the summary to Recipient within thirty (30) days after disclosure of the Confidential Information to Recipient. Failure to meet the marking requirements shall not affect Recipient’s confidentiality obligations under this Schedule A to the extent that: (a) Recipient has actual knowledge that information is Confidential Information; (b) the information by its nature would reasonably be considered to be confidential; or (c) the information is disclosed or otherwise made available under circumstances that reasonably indicate that it is confidential or proprietary.

4. Confidentiality Practices. Recipient shall only be required to use reasonable efforts to protect the confidentiality of the Confidential Information in a manner consistent with the efforts used by Recipient to protect its own confidential information. Company acknowledges that University is an educational and research institution with practices for protection of confidential information that may differ from Company’s standards and practices.

5. Public Information Act. This Agreement and Confidential Information provided to University under this Agreement is a public record when in the possession of University, which may be subject to inspection pursuant to §4-101 et seq., General Provisions Article, Annotated Code of Maryland (the “Public Information Act”). Any Confidential Information which is a trade secret, confidential financial information, or confidential commercial information is exempt from disclosure under §4-335 of the Public Information Act.

6.  Government and Sponsor Rights. Confidential Information may have been developed under a grant or contract or in collaboration with the government of the United States, the State of Maryland, or other entities or research sponsors. The entities or sponsors may have rights in the Confidential Information and may have the right to license or use the Confidential Information.

7. Export Control Laws. Each party shall comply with all provisions of applicable export control laws and regulations of the United States and other relevant countries as such laws currently exist and as they may be amended from time to time, with respect to any export of Confidential Information and any immediate products and services based thereupon.

8. Title. As between Discloser and Recipient, title to the Confidential Information remains exclusively with Discloser.

9. Return or Destruction of Confidential Information. Upon expiration or termination of this Agreement for any reason, Recipient shall either return or destroy the Confidential Information, together with all copies and/or descriptions of the Confidential Information made by Recipient, and shall provide written certification of the same to Discloser upon request. However, Recipient may retain one (1) copy of the Confidential Information for the sole purpose of being able to determine the scope of its obligations of confidentiality under this Agreement.